EXHIBIT 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related prospectus of Mid-America Apartment Communities, Inc. and Mid-America Apartments, L.P. for the registration of common stock, preferred stock, depositary shares and guarantees of debt securities of Mid-America Apartment Communities, Inc. and debt securities of Mid-America Apartments, L.P. and to the incorporation by reference therein of our reports dated February 22, 2013, with respect to the consolidated financial statements and schedule of Mid-America Apartment Communities, Inc., and the effectiveness of internal control over financial reporting of Mid-America Apartment Communities, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2012 and to the incorporation by reference therein of our report dated March 22, 2013 with respect to the consolidated financial statements and schedule of Mid-America Apartments, L.P. filed with the Securities and Exchange Commission on Mid-America Apartment Communities, Inc.’s Current Report (Form 8-K, items 8.01 and 9.01 of such form, being the first of two Current Reports on Form 8-K filed on March 22, 2013 by Mid-America Apartment Communities, Inc.).

/s/ Ernst & Young LLP

Memphis, Tennessee

September 18, 2013